Exhibit 99.1

Genasys™ Inc. Reports Fiscal Year 2019 Financial Results

• Record Revenues of $37.0 million
• Record Bookings of $45.9 million
• Record Backlog of $27.0 million

SAN DIEGO, CA – December 9, 2019 – Genasys Inc. (NASDAQ: GNSS), a leading critical communications company, today announced financial results for its fiscal year ended September 30, 2019.

“Fiscal fourth quarter revenues improved significantly from the same quarter last year and helped propel total fiscal 2019 revenues to $37.0 million, the highest ever for the Company. Bookings for fiscal 2019 grew to a record $45.9 million, up 26% compared with last fiscal year, resulting in a record backlog of $27.0 million on September 30, 2019,” said Richard S. Danforth, Chief Executive Officer of Genasys Inc. “Growing demand for Acoustic Hailing Devices (“AHDs”) and Public Safety Mass Notification (“PSMN”) systems drove revenue increases of 34% and 12% respectively over the prior fiscal year.”

Fiscal 2019 Fourth Quarter Financial Summary

Fiscal 2019 fourth quarter revenues were $7.7 million, an increase of 135%, compared with $3.3 million in the same period last year.

Gross profit margin was 46.2%, compared with 31.8% in the fiscal 2018 fourth quarter. The significant improvement in gross margin was primarily due to higher sales and lower manufacturing overhead expenses as a percentage of sales.

Operating expenses were $3.9 million, essentially unchanged compared to the same period in the prior year.

Net loss for the quarter was $0.1 million, or $(0.00) per share, compared with a net loss of $2.4 million, or $(0.07) per share, in the fiscal 2018 fourth quarter.

Fiscal Year 2019 Financial Summary

Fiscal 2019 revenues totaled $37.0 million, an increase of 41% when compared with $26.3 million in fiscal 2018. Domestic revenues increased 76% and international revenues decreased 5% primarily due to government funding issues in two Asia Pacific countries.

Gross profit margin was 49.9%, compared with 48.4% in the prior fiscal year, primarily due to higher sales and lower manufacturing overhead expenses as a percentage of sales.

Operating expenses increased 8%, compared with fiscal 2018, primarily to support strategic business growth initiatives.

Net income of $2.8 million, or $0.08 per diluted share, compared with a net loss of $3.7 million, or $(0.12) per share, in fiscal 2018.

The $6.5 million improvement over the net loss in fiscal 2018 was primarily due to higher revenues and decreased income tax provision. The Company recorded an income tax provision of $572,000 for the year ended September 30, 2019. In the year ended September 30, 2018, the Company recorded $2.4 million of tax expense due to a reduction of the deferred tax asset resulting from the change to the U.S. corporate income tax rate effective for the calendar year ended December 31, 2018.

Cash and cash equivalents totaled $18.8 million on September 30, 2019, up from $11.1 million on September 30, 2018.

Working capital totaled $24.8 million on September 30, 2019, compared with $21.1 million on September 30, 2018. The increase in working capital was largely the result of net income generated from operations.

Select Fiscal Year 2019 Operating and Business Highlights

•	Received $20.2 million in LRAD 450XL systems and accessories orders from the U.S. Army to meet its critical communications and scalable escalation of force requirements

•	Received $4.75 million follow-on AHD systems maintenance agreement from the Indian Navy

•	Announced $3.8 million in domestic and international defense and homeland security orders

•	Received $3.2 million order for LRAD 100X MAG-HS kits from the National Guard

•	Announced $1.2 million in international and domestic naval orders

•	Received a follow-on $1.1 million AHD order from the U.S. Air Force

•	Announced $1.1 million in mass notification orders from the U.S. Army and a Eurasian oil and gas company

•	Installed PSMN systems in California, Texas and Puerto Rico

“The rise in the number and intensity of critical events, such as last year’s deadly Camp Fire in northern California, has national and regional governments taking action to upgrade and modernize their emergency warning and PSMN systems,” added Mr. Danforth. “Increasing geopolitical unrest in many areas of the world and the 2020 U.S. elections are creating a surge of AHD interest and inquiries. These trends and our record September 30, 2019 backlog have the Company positioned for further revenue growth in fiscal 2020 and subsequent fiscal years.”

We include in this press release Non-GAAP operational metrics of bookings and backlog, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. We consider bookings and backlog as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that have not been shipped, but are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal year 2019 financial results this afternoon at 4:30 p.m. Eastern Time (1:30 p.m.) Pacific Time. To access the conference call, dial toll-free 888.390.3967, or international at 862.298.0702. A webcast will also be available at the following link:

https://www.webcaster4.com/Webcast/Page/1375/32354.

Questions to management may be submitted before or during the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events & Presentations page of the Company’s website.

About Genasys Inc.

Genasys™ is a global provider of critical communications solutions to help keep people safe.  During public safety threats and critical business events, the Company’s unified platform of LRAD® systems, Critical Communications as a Service (CCaaS) software and integrated solutions provides a multi-channel approach to deliver geo-targeted alerts, notifications, instructions and information before, during and after crisis situations.

Genasys critical communication systems are in service in 72 countries around the world in diverse applications, including public safety, national emergency warning systems, mass notification, defense, law enforcement, critical infrastructure protection and many more. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2019. LRAD Corporation DBA Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Jim Fanucchi and Satya Chillara

Darrow Associates, Inc.

ir@genasys.com

LRAD Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(000's omitted)

	September 30,
	(unaudited)
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$18,819	$11,063
Short-term marketable securities	3,695	3,592
Restricted cash	263	404
Accounts receivable, net	3,644	2,786
Inventories, net	5,835	6,734
Prepaid expenses and other	1,782	3,091
Total current assets	34,038	27,670
Long-term marketable securities	1,385	1,201
Long-term restricted cash	435	340
Deferred tax assets, net	5,387	5,957
Property and equipment, net	2,269	2,449
Goodwill	2,306	2,446
Intangible assets, net	1,176	1,557
Prepaid expenses and other - noncurrent	124	241
Total assets	$47,120	$41,861

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$860	$3,083
Accrued liabilities	8,134	3,200
Notes payable, current portion	280	297
Total current liabilities	9,274	6,580

Notes payable, less current portion	33	53
Other liabilities, noncurrent	2,432	1,739
Total liabilities	11,739	8,372

Total stockholders' equity	35,381	33,489
Total liabilities and stockholders' equity	$47,120	$41,861

LRAD Corporation and Subsidiary
Condensed Consolidated Statements of Operations
(000's omitted except share and per share amounts)

	Three months ended		Years ended
	September 30,		September 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)

Revenues	$7,746	$3,296	$36,979	$26,307
Cost of revenues	4,171	2,248	18,523	13,567
Gross profit	3,575	1,048	18,456	12,740
		32%
Operating expenses:
Selling, general and administrative	2,853	3,082	10,792	10,693
Research and development	997	859	4,528	3,523
Total operating expenses	3,850	3,941	15,320	14,216

(Loss) income from operations	(275)	(2,893)	3,136	(1,476)
Other income and expense, net	94	33	221	107
(Loss) income before income taxes	(181)	(2,860)	3,357	(1,369)
Income tax (benefit) expense	(103)	(418)	572	2,376
Net (loss) income	$(78)	$(2,442)	$2,785	$(3,745)

Net (loss) income per common share
Basic	$(0.00)	$(0.07)	$0.09	$(0.12)
Diluted	$(0.00)	$(0.07)	$0.08	$(0.12)
Weighted average common shares outstanding:
Basic	32,698,966	33,020,947	32,689,028	32,492,645
Diluted	32,698,966	33,020,947	33,397,095	32,492,645